SCHEDULE
                                     TO THE
                         INVESTMENT ADVISORY AGREEMENT
                          DATED MARCH 15, 1999 BETWEEN
                        THE ADVISORS' INNER CIRCLE FUND
                                      AND
                              LSV ASSET MANAGEMENT

Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

PORTFOLIO                                               FEE (IN BASIS POINTS)
LSV Value Equity Fund                                   0.55% of the average daily net assets
LSV Conservative Value Equity Fund                      0.38% of the average daily net assets
LSV Small Cap Value Fund                                0.70% of the average daily net assets
LSV U.S. Managed Volatility Fund                        0.45% of the average daily net assets
LSV Global Managed Volatility Fund                      0.60% of the average daily net assets
LSV Global Value Fund                                   0.75% of the average daily net assets

                             Amended: May 13, 2014